SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2020

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	USAT	The NASDAQ Stock Market LLC
Series A Convertible Preferred Stock, no par value	USATP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  Effective February 28, 2020, the Board of Directors of USA Technologies, Inc. (the “Company”) appointed Glen E. Goold, age 48, as the Chief Accounting Officer of the Company.

Mr. Goold was our interim Chief Financial Officer from January 24, 2019 to February 28, 2020. Prior thereto and since October 2018, he served as a consultant to the Company. Mr. Goold was the Chief Financial Officer of Sutron Corporation (“Sutron”) from March 2014 until February 2018. Sutron had been a public company (Nasdaq:STRN) prior to its acquisition by Danaher Corporation (NYSE:DHR) in July 2015. As Chief Financial Officer of Sutron, Mr. Goold was responsible for the accounting, financial reporting, human resources, investor relations and regulatory compliance functions of the organization. Prior to that, Mr. Goold was the interim Chief Financial Officer of Sutron from October 2013 to March 2014, and Assistant Chief Financial Officer and Director of Finance of Sutron from November 2012 to October 2013. From 2005 to 2012, Mr. Goold was the Associate Vice President of Fund Management at The Carlyle Group, a private equity firm. Prior to that, Mr. Goold was a Tax Manager at the accounting firm of Ernst & Young LLP from 1999 to 2005, and was a Tax Consultant at the firm from 1997 to 1999. Mr. Goold is a Certified Public Accountant.

On March 2, 2020, the Company and Mr. Goold entered into an employment agreement which was effective as of February 28, 2020. Pursuant thereto, Mr. Goold will receive an annual base salary of $250,000 and participate in the short-term incentive bonus plan and long-term incentive stock plan established for the executive officers of the Company. If all of Mr. Goold’s target goals are achieved under the short-term incentive plan, he would earn a cash bonus equal to 30% of his base salary, and if all the target goals are achieved under the long-term incentive stock plan, Mr. Goold would be awarded shares of common stock having a value equal to 30% of his base salary. Mr. Goold was granted an equity award consisting of 8,982 shares of restricted common stock of the Company with a value of approximately $75,000. The shares vest as follows: one-third on the first anniversary of the date of grant; one-third on the second anniversary of the date of grant; and one-third on the third anniversary of the date of the grant. The award will be evidenced by and subject to the Company’s standard restricted stock award agreement and subject to the terms of the Company’s equity incentive plan.

There is no arrangement or understanding with any other person pursuant to which Mr. Goold was appointed as the Chief Accounting Officer, and there are no family relationships between Mr. Goold and any director or executive officer of the Company. Additionally, there are no transactions involving Mr. Goold that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2020	USA TECHNOLOGIES, INC.

	By:	/s/ Donald W. Layden, Jr.
Donald W. Layden, Jr., Chief Executive Officer